EXHIBIT F


MICHAEL W. GANG
717-237-4020
mgang@morganlewis.com


JUNE 22, 2001

VIA HAND DELIVERY

James J. McNulty, Secretary
Pennsylvania Public Utility Commission
Commonwealth Keystone Building
400 North Street, 2nd Floor North
Harrisburg, PA  17105-3265

Re:  Columbia Gas of Pennsylvania, Inc. Affiliated Interest Filing;
     --------------------------------------------------------------
     Docket No. G-
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Dear Secretary McNulty:

Enclosed for filing pursuant to Chapter 21 of the Public Utility Code, 66 Pa.C.S. Chapter 21 are an original and three (3) copies of a System Money Pool Agreement among NiSource, Inc. ("NiSource") and several of its subsidiaries, one of which is Columbia Gas of Pennsylvania, Inc. ("Columbia"). The purpose of the System Money Pool Agreement is to allow Columbia and its affiliates to establish a pool of funds from which they can borrow on a short-term basis. Also enclosed you will find a summary of the principal provisions and benefits of the System Money Pool Agreement.

Columbia is filing this revised System Money Pool Agreement as a result of the merger of NiSource and Columbia Energy Group which the Pennsylvania Public Utility Commission has already approved at Docket No. A-120700F003. Columbia's pre-existing System Money Pool Agreement has been revised as a result of the merger to include its additional affiliated companies.

If there is any question with regard to this filing, please contact the undersigned.

Respectfully submitted,



Michael W. Gang

MWG/kms
Enclosures